Exhibit 99

                                      Ford

NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD'S F-SERIES TRUCK CAPS 22ND YEAR IN A ROW AS
AMERICA'S BEST-SELLING VEHICLE WITH A DECEMBER
SALES RECORD

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o F-Series' December sales were 84,657 - up 16 percent compared with a year ago.
o Lincoln posts first calendar year sales increase since 2000.
o Volvo sets new calendar year sales record.
o Ford's overall December sales were down 4 percent as lower car sales offset record truck sales; full year sales also off 4 percent.
o Ford's O'Connor: Improving margins in North America by focusing on retail business and selling a richer product mix.

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DEARBORN, Mich., Jan. 5 - Ford's F-Series truck, America's best-selling vehicle for 22 years in a row and best-selling truck for 27 years in a row, posted record December sales of 84,657, up 16 percent compared with a year ago. It was the fourth month in a row F-Series achieved a double-digit sales increase - a streak that coincided with the introduction of the all-new F-150. For the full year, F-Series sales totaled 845,586. In December, F-150 was named Motor Trend magazine's Truck of the Year. Yesterday, F-150 was named North American Truck of the Year at the North American International Auto Show in Detroit.

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"Without a doubt, the launch of the new F-150 has taken its place among the very best in Ford's long history," said Jim O'Connor, Ford group president, North America Marketing, Sales and Service. "Bolstered by the confidence and excitement created by the F-150, we're ready to launch the next wave of new products."

Overall, U.S. customers purchased or leased 292,209 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in December, down 4 percent compared with a year ago. Record truck sales (up 2 percent) were offset by lower car sales (down 16 percent).

For the full year, the company's U.S. sales were 3.5 million, down 4 percent compared with a year ago. Higher truck sales (up 1 percent) were offset by lower car sales (down 12 percent).

"Although overall sales were lower, we're improving margins in North America by focusing on retail business and selling a richer product mix," said O'Connor. "We'll continue with that strategy in 2004."

In December, Lincoln sales were 14,889, up 9 percent compared with a year ago. For the full year, Lincoln sales were up 6 percent - the first sales increase since 2000. Lincoln is benefiting from new products in one of the industry's fastest growing segments - the market for premium sport utility vehicles. In December, the redesigned Navigator posted its highest sales month in history (4,989) resulting in full year sales of 38,742, up 27 percent. The all-new, mid-size Aviator achieved first year sales of 29,517. Lincoln dealers sold nearly twice as many SUVs in 2003 as the previous year.

Volvo also benefited from the introduction of a new premium sport utility vehicle as it set a new calendar year sales record. Volvo's full year sales totaled 134,586, up 22 percent. The award-winning XC90 sport utility vehicle achieved its highest sales month ever (4,290) and became Volvo's top-selling product in the U.S. in its first full year on sale.

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Other 2003 Sales Highlights
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Ford was America's top-selling brand for the 17th year in a row with sales of
2.9 million cars and trucks. In the 17-year period from 1987 to 2003, Ford dealers sold over 52 million cars and trucks to U.S. customers, almost 9 million more than the next best-selling brand. Ford has best-selling products in the following segments: full-size pickups (F-Series), compact pickups (Ranger), sport utility vehicles (Explorer), full-size vans (Econoline), and sports cars (Mustang). In addition, the Ford Escape was the best-selling small sport utility vehicle with record sales of 167,678, up 15 percent.

Mercury full year sales totaled 202,257, down 23 percent for the year. Record sales for Mercury Mountaineer (49,692) and higher sales for Grand Marquis were offset by the impact of discontinued products (Villager and Cougar) and lower fleet sales.

Jaguar and Land Rover full year sales were slightly lower than 2002 when each brand reported record U.S. sales. Both Jaguar and Land Rover achieved substantial improvements in their sales mix after introducing all-new flagship products. Jaguar's XJ sedan posted a 22 percent increase in full year sales following its mid-year introduction and Land Rover's Range Rover achieved record sales of 12,086, up 41 percent.